Exhibit 99.1

Compensation Arrangements with Outside Directors

In September 2016, the Board of Directors and its Compensation Committee conducted their annual review of non-management (outside) director compensation and approved (i) an increase in the annual retainer from $120,000 to $125,000, (ii) an increase in the annual Audit Committee chairperson fee from $22,500 to $25,000, and (iii) an increase in the annual fee for the other Board committee chairpersons from $13,500 to $15,000.

Accordingly, outside directors are now paid an annual retainer of $125,000. Chairpersons of the Compensation, Nominating & Governance and Information Technology Oversight Committees are paid an additional annual fee of $15,000. The Audit Committee chairperson is paid an additional annual fee of $25,000. In addition, each outside director who was elected at FedEx’s 2016 annual meeting received a stock option for 3,980 shares of FedEx common stock.

Any outside director who is elected to the Board after the 2016 annual meeting will receive the applicable pro rata portion of the annual retainer and stock option grant in connection with his or her election.

In response to stockholder demand letters, three special committees have been formed. Members of the special committees are paid $2,000 for each in-person meeting attended and $1,500 for each telephonic meeting attended.